Exhibit 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints C. Allen Bradley, Jr., Geoffrey R. Banta, G. Janelle Frost, James E. O’Bannon, and Todd Walker, and each of them, the true and lawful attorney or attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, to sign on his or her behalf as a director or officer or both, as the case may be, of AMERISAFE, Inc. an Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the Securities Exchange Act of 1934, as amended, and to sign any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/C. Allen Bradley, Jr. C. Allen Bradley, Jr.	/s/Millard E. Morris Millard E. Morris

/s/G. Janelle Frost G. Janelle Frost	/s/Sean M. Traynor Sean M. Traynor

/s/Philip A. Garcia Philip A. Garcia	/s/Austin P. Young, III Austin P. Young, III

/s/Jared A. Morris Jared A. Morris	/s/Randall Roach Randall Roach

/s/Daniel Phillips Daniel Phillips

Dated: March 1, 2011